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                                                                     Exhibit 3.2


                         CERTIFICATE OF AMENDMENT OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              DURECT CORPORATION


     The undersigned hereby certifies that:

     1. He is the duly elected and acting Secretary of Durect Corporation, a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware of February 6, 1998 under the name of "Durect Therapeutics Corporation."

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends Article IV(A) of this corporation's Certificate of Incorporation to read in its entirety as follows:

     "(A)  Classes of Stock. The Corporation is authorized to issue two classes
           ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is seventy-seven million six hundred forty-one thousand four hundred thirty six (77,641,436) shares, each with a par value of $0.0001 per share. Fifty million (50,000,000) shares shall be Common Stock and twenty-seven million six hundred forty-one thousand four hundred thirty six (27,641,436) shares shall be Preferred Stock."

     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

     Executed at Cupertino, California, March 24, 2000.



                                                /s/ Mark B. Weeks
                                               -----------------------------
                                               Mark B. Weeks, Secretary